Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Otonomo Technologies Ltd. on Form F-1 of our report dated March 11, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 25, 2021, with respect to our audit of the financial statements of Software Acquisition Group Inc. II as of December 31, 2020 and for the period from June 16, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

October 28, 2021